EXHIBIT 99.1

Galaxy Gaming Settles Litigation; Acquires Unax's Gaming Business

LAS VEGAS, May 22, 2012 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCBB:GLXZ) announced today that it reached a settlement pertaining to its patent infringement lawsuit against Unax Services, which was filed March 14, 2012. Unax acknowledged that its casino table games, known as Double Action Blackjack and Skweezit Blackjack, infringed Galaxy's patents and further acknowledged that the patents infringed were valid and enforceable.

Included in the terms of the settlement agreement, Unax: (1) assigned its intellectual property assets related to its gaming business to Galaxy; (2) assigned all of its licensing agreements with casinos to Galaxy; (3) reimbursed Galaxy for all of its fees, costs and expenses associated with the litigation; (4) will pay additional damages with scheduled future payments; and (5) agreed not to compete with Galaxy's business.  Other details of the settlement agreement are confidential. Connected with the assignment of the licensing agreements, Galaxy will receive monthly recurring royalties from the casinos who formerly contracted with Unax, beginning June 1, 2012.

Commenting on the settlement, Robert Saucier, Chief Executive Officer of Galaxy Gaming said, "We are pleased to have obtained a very favorable settlement offer from Unax so quickly after the filing.  It should be obvious that we take our intellectual property investments seriously and will continue to aggressively protect our powerful portfolio."

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild, 21+3, Three Card Poker and Bonus Craps.  In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System, its Inter-Casino Jackpot System, MEGA-Share and the TableMAX e-Table Gaming System. Galaxy Gaming distributes its products to casinos worldwide.

The Galaxy Gaming, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6569

CONTACT: Robert B. Saucier, CEO
         (702) 939-3254